Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TUESDAY MORNING CORPORATION

Tuesday Morning Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.          The name of the Corporation is Tuesday Morning Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on August 26, 1991 (the “Original Certificate of Incorporation”). The Certificate of Incorporation of the Corporation was amended on March 26, 1999 and May 12, 1999 (such amendments together with the Original Certificate of Incorporation, the “Prior Certificate of Incorporation”).

2.          The amendments to the Prior Certificate of Incorporation herein certified have been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”) and pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Revised Second Amended Joint Plan of Reorganization of Tuesday Morning Corporation, et. al. (the “Plan”), filed by the Corporation and certain of its subsidiaries pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The Plan was confirmed by an order, entered December 23, 2020, of the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, a court having jurisdiction over the Corporation’s chapter 11 cases under the Bankruptcy Code, which order provides for the making and filing of this Amended and Restated Certificate of Incorporation.

3.          This Amended and Restated Certificate of Incorporation amends and restates the Prior Certificate of Incorporation of this Corporation, in accordance with the requirements of the DGCL, to read as herein set forth in full:

ARTICLE ONE

The name of the Corporation is Tuesday Morning Corporation.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of capital stock that the Corporation shall have the authority to issue is 210,000,000 shares, consisting of 200,000,000 shares of common stock, $.01 par value (the “Common Stock”), and 10,000,000 shares of preferred stock, $.01 par value (the “Preferred Stock”). Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such designations, preferences, limitations and relative rights, including voting rights, as shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof (the “Preferred Designation”), in accordance with the laws of the State of Delaware. The Board of Directors, in such resolution or resolutions, may increase or decrease the number of shares within each such series; provided, however, the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation without any action on the part of the stockholders. The stockholders shall also have the power to make, alter or repeal the Bylaws.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation. Election of directors need to be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any amendment, repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TEN

In accordance with Section 203 of the General Corporation Law of the State of Delaware, the Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

Section 11.1         Definitions. As used in this Article XI, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation §§ 1.382-2T, 1.382-3 and 1.382-4 shall include any successor provisions):

(a)          “4.5-percent Transaction” means any Transfer described in clause (a) or (b) or (c) of Section 11.2.

(b)          “4.5-percent Stockholder” means a Person who owns 4.5% or more of the Corporation’s then-outstanding Common Shares, whether directly or indirectly, and including shares such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder, and any other Person of group of Persons that is a “5-percent shareholder” of the Corporation within the meaning of Treasury Regulation §1.382-2T(g).

(c)          “Agent” has the meaning set forth in Section 11.5.

(d)          “Common Shares” means any interest in shares of common stock, par value $0.01 per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(e)          “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.

(f)          “Corporation Security” or “Corporation Securities” means (i) Common Shares, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation §§ 1.382-2T(h)(4)(v)) and 1.382-4 to purchase Corporation Securities, and (iv) any Shares.

(g)         “Effective Date” means the date that this Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware.

(h)         “Excess Securities” has the meaning given such term in Section 11.4.

(i)          “Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board determines that this Article XI is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward or (iii) such date as the Board shall fix in accordance with Section 11.12.

(j)          “Percentage Share Ownership” means the percentage Share Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation §§ 1.382-2T(g), (h), (j) and (k) and 1.382-4 or any successor provision.

(k)         “Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382- 3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.

(l)          “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(m)        “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article XI.

(n)         “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

(o)         “Purported Transferee” has the meaning set forth in Section 11.4.

(p)         “Shares” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation §1.382-2T(f)(18).

(q)         “Share Ownership” means any direct or indirect ownership of Shares, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(r)          “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(s)          “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Share Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation §§ 1.382-2T(h)(4)(v) and 1.382-4). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Shares by the Corporation.

(t)          “Transferee” means any Person to whom Corporation Securities are Transferred.

(u)         “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

Section 11.2         Transfer and Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), (a) any Person or Persons would become a 4.5-percent Stockholder, (b) the Percentage Share Ownership in the Corporation of any 4.5-percent Stockholder would be increased, or (c) for any attempted Transfer of Corporation Securities during the five-year period beginning on the Effective Date, the Percentage Share Ownership in the Corporation of any 4.5-percent Stockholder would be decreased ; provided, however, that nothing herein contained shall preclude the settlement of any transaction in the Corporation Securities entered into through the facilities of a national securities exchange or trading on an over-the-counter market, provided further, however, that the Company Securities and parties involved in any such transaction shall remain subject to the provisions of this Article XI in respect of such transaction.

Section 11.3        Exceptions. Notwithstanding anything to the contrary herein:

(a)          Transfers to a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) shall be permitted other than Transfers (or any series of Transfers of which such Transfer is a part) that would have the result described in Section 11.2(c).

(b)          The restrictions set forth in Section 11.2 shall not apply to an attempted Transfer that is a 4.5-percent Transaction if the transferor or the Transferee obtains the written approval of the Board or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 11.3, the Board, may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board that the Transfer shall not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Shares acquired through a Transfer. Approvals of the Board hereunder may be given prospectively or retroactively. The Board, to the fullest extent permitted by law, may exercise the authority granted by this Article XI through duly authorized officers or agents of the Corporation. Nothing in this Section 11.3 shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

Section 11.4          Excess Securities.

(a)           No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 11.5 or until an approval is obtained under Section 11.3. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of Section 11.4 or Section 11.5 shall also be a Prohibited Transfer.

(b)          The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its share transfer agent as may be determined by the Board to be necessary or advisable to implement this Article XI, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of shares and other evidence that a Transfer will not be prohibited by this Article XI as a condition to registering any transfer.

Section 11.5         Transfer to Agent.

(a)          If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer described in Section 11.2(a) or Section 11.2(b) then, upon written demand by the Corporation sent within thirty (30) days of the date on which the Board determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 11.6 if the Agent rather than the Purported Transferee had resold the Excess Securities.

(b)          If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer described in Section 11.2(c), then the Corporation shall follow the procedures in Section 11.5(a) as modified by this Section 11.5(b). If the Corporation cannot determine the identity of the Purported Transferee, then upon written demand by the Corporation sent within thirty (30) days of the date on which the Board determines that the attempted Transfer would result in Excess Securities, the 4.5-percent Stockholder who was the purported transferor in the Prohibited Transfer shall acquire through the Agent (and with such 4.5% Stockholder providing the funds) sufficient Securities to cause such 4.5-percent Stockholder, following such acquisition, not to be in violation of this Article XI; provided, however, that any such acquisition must not constitute a Prohibited Transfer. Such acquisition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision. If such 4.5% Stockholder fails to acquire such sufficient Securities within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 11.5 (whether or not made within the time specified in Section 11.5), then the Corporation may direct the Agent to acquire such sufficient Securities (with funds provided by the Corporation) and shall record them as owned by such 4.5% Stockholder, which shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such 4.5% Stockholder shall be obligated to reimburse the Corporation for the cost of such sufficient Securities.

Section 11.6          Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 11.6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 11.6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

Section 11.7          Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 4.5- percent Stockholder to violate a restriction on Transfers provided for in this Article XI, the application of Section 11.5 and Section 11.6 shall be modified as described in this Section 11.7. In such case, no such 4.5-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 4.5-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 4.5-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.5-percent Stockholder, following such disposition, not to be in violation of this Article XI. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 11.5 and Section 11.6, except that the maximum aggregate amount payable either to such 4.5-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such 4.5-percent Stockholder or such other Person. The purpose of this Section 11.7 is to extend the restrictions in Section 11.2 and Section 11.5 to situations in which there is a 4.5- percent Transaction without a direct Transfer of Securities, and this Section 11.7, along with the other provisions of this Article XI, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

Section 11.8          Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 11.5 (whether or not made within the time specified in Section 11.5), or if the purported transferor subject to Section 11.5(b) fails to acquire the Securities or make the payment required by Section 11.5(b), then the Corporation shall promptly take all cost effective actions that it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the applicable surrender, acquisition or payment. Nothing in this Section 11.8 shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article XI being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 11.5 to constitute a waiver or loss of any right of the Corporation under this Article XI. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Article XI.

Section 11.9          Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article XI who knowingly violates the provisions of this Article XI and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

Section 11.10        Obligation to Provide Information. As a condition to the registration of the Transfer of any Shares, any Person who is a beneficial, legal or record holder of Shares, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article XI or the status of the Tax Benefits of the Corporation.

Section 11.11        Legends. The Board may require that any certificates issued by the Corporation evidencing ownership of Shares that are subject to the restrictions on transfer and ownership contained in this Article XI bear the following legend:

“THE CERTIFICATE OF INCORPORATION, AS AMENDED FROM TIME TO TIME (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF COMMON SHARES OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A 4.5-PERCENT STOCKHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE SHARES WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT OR THE PURPORTED TRANSFEROR OF THE SHARES WILL BE REQUIRED TO REACQUIRE SHARES. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE DELAWARE SECURITIES ACT (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION TO CAUSE THE 4.5-PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

The Board may also require that any certificates issued by the Corporation evidencing ownership of Shares that are subject to conditions imposed by the Board under Section 11.3 also bear a conspicuous legend referencing the applicable restrictions.

Section 11.12       Authority of Board of Directors.

(a)          The Board shall have the power to determine all matters necessary for assessing compliance with this Article XI, including, without limitation, (i) the identification of 4.5-percent Stockholders, (ii) whether a Transfer is a 4.5-percent Transaction or a Prohibited Transfer, (iii) the Percentage Share Ownership in the Corporation of any 4.5-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 11.6, and (vi) any other matters that the Board determines to be relevant; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this Article XI. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article XI for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article XI.

(b)          Nothing contained in this Article XI shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article XI, (iii) modify the definitions of any terms set forth in this Article XI or (iv) modify the terms of this Article XI as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(c)             In the case of an ambiguity in the application of any of the provisions of this Article XI, including any definition used herein, the Board shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article XI requires an action by the Board but fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XI. All such actions, calculations, interpretations and determinations that are done or made by the Board in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article XI. The Board may delegate all or any portion of its duties and powers under this Article XI to a committee of the Board as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article XI through duly authorized officers or agents of the Corporation. Nothing in this Article XI shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

Section 11.13          Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Corporate Controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article XI. The members of the Board shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the 1934 Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

Section 11.14          Benefits of This Article XI. Nothing in this Article XI shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article XI. This Article XI shall be for the sole and exclusive benefit of the Corporation and the Agent.

Section 11.15          Severability. The purpose of this Article XI is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article XI or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XI.

Section 11.16          Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article XI, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

ARTICLE TWELVE

Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required by Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as Section 1123(a)(6) is in effect and applies to the Corporation, and (iii) be deemed void or eliminated if required under applicable law.

ARTICLE THIRTEEN

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein

ARTICLE FOURTEEN

This Amended and Restated Certificate of Incorporation shall be effective as of 7:00 a.m., Dallas, Texas time, on December 31, 2020.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.

Dated: December 23, 2020	TUESDAY MORNING CORPORATION

	By:	/s/ Bridgett C. Zeterberg
	Name:	Bridgett C. Zeterberg
	Title:	Executive Vice President Human Resources,
General Counsel and Corporate Secretary

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